Exhibit 99.1
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
The following unaudited condensed consolidated pro forma balance sheet as of June 30, 2006 gives effect to the September 8, 2006 sale of DecisionQuest®, a wholly-owned subsidiary of Bowne & Co., Inc. (the “Company”), to key employees of DecisionQuest, as if the sale had occurred on June 30, 2006. The total sale price for the purpose of this unaudited condensed consolidated pro forma balance sheet as of June 30, 2006 was approximately $9.8 million, consisting of $7.0 million in cash and a promissory note for $2.9 million, which is valued at $2.8 million and is payable on September 11, 2010 and bears interest at 4.92%, which is to be paid quarterly. The following unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2005 gives effect to the sale of DecisionQuest as if the sale had occurred on January 1, 2005. The unaudited condensed consolidated pro forma statement of operations for the six months ended June 30, 2006 is not presented since the operations of DecisionQuest were previously reported as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 filed on August 9, 2006.
If the sale had occurred on June 30, 2006, the total sale price of approximately $9.8 million less estimated sale expenses of $0.4 million would have resulted in a net loss of approximately $5.7 million, after an income tax benefit of approximately $2.9 million.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The actual amounts could differ from these estimates. The unaudited condensed consolidated pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would be achieved had the sale been consummated on the dates indicated and should not be construed as representative of future results of operations or financial position. The unaudited condensed consolidated pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the period ended June 30, 2006.

BOWNE & CO., INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

	As reported			Pro Forma
	June 30,	Pro Forma		June 30,
	2006	Adjustments		2006
	(In thousands, except share information)
Current assets:
Cash and cash equivalents	$23,008	$6,749	(1)	$29,757
Marketable securities	44,267	—		44,267
Accounts receivable, less allowances of $10,700	208,535	—		208,535
Inventories	30,196	—		30,196
Prepaid expenses and other current assets	33,897	(1,695	) (2)	32,202
Assets held for sale	21,849	(18,689	) (3)	3,160

Total current assets	361,752	(13,635)		348,117
Property, plant and equipment at cost, less accumulated depreciation of $232,125	130,723	—		130,723
Other noncurrent assets:
Goodwill	29,705	—		29,705
Intangible assets, less accumulated amortization of $271	12,651	—		12,651
Deferred income taxes	26,710	(226)	(2)	26,484
Other	9,424	2,782	(1)	12,206

Total assets	$570,965	$(11,079)		$559,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other short-term borrowings	$789	—		$789
Accounts payable	41,398	—		41,398
Employee compensation and benefits	33,379	—		33,379
Accrued expenses and other obligations	66,959	(2,854	) (4)	64,105
Liabilities held for sale	3,361	(2,484	) (3)	877

Total current liabilities	145,886	(5,338)		140,548
Other liabilities:
Long-term debt — net of current portion	77,013	—		77,013
Deferred employee compensation	39,374	—		39,374
Deferred rent and other	14,924	—		14,924

Total liabilities	277,197	(5,338)		271,859

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Authorized 1,000,000 shares, par value $.01 per share Issuable in series — none issued	—	—		—
Common stock:
Authorized 60,000,000 shares, par value $.01 per share Issued and outstanding, including treasury stock, 42,381,317 shares	424	—		424
Additional paid-in capital	93,872	—		93,872
Retained earnings	346,354	(5,741	) (5)	340,613
Treasury stock, at cost, 11,902,765 shares	(145,860)	—		(145,860)
Accumulated other comprehensive income, net	(1,022)	—		(1,022)

Total stockholders’ equity	293,768	(5,741)		288,027

Total liabilities and stockholders’ equity	$570,965	$(11,079)		$559,886

See Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet

Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet as of June 30, 2006.
(1)	The pro forma adjustment reflects the receipt of $7.0 million cash proceeds of the sale, net of approximately $0.4 million of sale-related expenses, and a $2.9 million note receivable valued at $2.8 million, as of June 30, 2006.

(2)	The pro forma adjustment reflects the removal of the net deferred tax assets related to DecisionQuest as of June 30, 2006.

(3)	The pro forma adjustment reflects the removal of the assets and liabilities of DecisionQuest presented as held for sale as of June 30, 2006.

(4)	The pro forma adjustment reflects a tax benefit of approximately $2.9 million as a result of the sale.

(5)	The pro forma adjustment reflects the net loss on the sale of DecisionQuest of $5.7 million, after an income tax benefit of approximately $2.9 million.

BOWNE & CO., INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

	For the year ended December 31, 2005
		Pro Forma
	As reported	Adjustments (1)	Pro Forma
	(In thousands, except per share information)
Revenue	$694,140	$(25,474)	$668,666
Expenses:
Cost of revenue	(449,764)	20,464	(429,300)
Selling and administrative	(190,629)	3,478	(187,151)
Depreciation	(26,120)	473	(25,647)
Amortization	(940)	940	—
Restructuring charges, integration costs and asset impairment charges	(10,410)	—	(10,410)

	(677,863)	25,355	(652,508)

Operating income	16,277	(119)	16,158
Interest expense	(5,160)	6	(5,154)
Loss on sale of marketable securities	(7,890)	—	(7,890)
Other income, net	2,839	(1,303)	1,536

Income from continuing operations before income taxes	6,066	(1,416)	4,650
Income tax expense	(5,292)	552	(4,740)

Income (loss) from continuing operations	$774	$(864)	$(90)

Earnings per share from continuing operations:
Basic	$.02	$(.02)	$—
Diluted	$.02	$(.02)	$—

Basic weighted-average number of shares outstanding	34,251	34,251	34,251

Diluted weighted-average number of shares outstanding	34,699	34,699	34,251
Notes to Unaudited Condensed Consolidated Pro Forma Statement of Operations for the year ended December 31, 2005
(1)	The pro forma adjustments represent the elimination of revenue and expenses associated with DecisonQuest, assuming the sale occurred on January 1, 2005.